Exhibit 2.1

DESCRIPTION OF SECURITIES

General

We are authorized by our Memorandum and Articles of Association to issue an aggregate of 500,000,000 ordinary shares, par value $0.0001 per share, of which 111,120,000 were issued and outstanding as of the date of this annual report.

This annual report contains only a summary of the terms of the ordinary shares is subject to, and qualified in its entirety by reference to, the terms and provisions of our Memorandum and Articles of Association.

Ordinary Share

Shareholders’ voting rights

Any action required or permitted to be taken by the shareholders must be taken at a duly called meeting of the shareholders entitled to vote on such action. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each ordinary share. An action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing.

Election of directors

The Company may by ordinary resolution appoint any person to be a Director. Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the Cayman Islands do not specifically prohibit or restrict the creation of cumulative voting rights for the election of directors. Cumulative voting is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our Memorandum and Articles of Association to allow cumulative voting for elections of directors. A Director shall hold office until such time as he is removed from office by the Company.

Meetings of shareholders

Our directors may convene a meeting of shareholders at any time and in any manner and place the director considers necessary or desirable. The director convening a meeting must not give less than seven days’ notice of the meeting to those shareholders whose names appear as shareholders in the register of shareholders on the date of the notice and who are entitled to vote at the meeting, and to the other directors. The Directors shall convene a meeting of shareholders upon the written requisition of any shareholders entitled to attend and vote at general meeting of the Company who hold not less than 10 percent of the paid up voting share capital of the Company.

No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. A quorum shall consist of one or more shareholders present in person or by proxy holding at least a majority of the paid up voting share capital of the Company. If the Company has only one shareholder, that only shareholder present in person or by proxy shall be a quorum for all purposes. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may decide, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholder or shareholders present and entitled to vote shall be a quorum.

Meetings of directors

Our business and affairs are managed by our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. A Director may at any time summon a meeting of the Directors. The quorum necessary for the transaction of the business may be fixed by the Directors, and unless so fixed, if there be more than two Directors shall be two, and if there be two or less Directors shall be one. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by a majority of the directors.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new ordinary shares under either Cayman Islands law or our Memorandum and Articles of Association.

Transfer of Ordinary Shares

Subject to the restrictions in our Memorandum and Articles of Association and applicable securities laws, any of our shareholders may transfer all or any ordinary shares by written instrument of transfer signed by the transferor. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members. The Directors may in their absolute discretion to decline to register any transfer of any share, whether or not it is a fully paid share, without assigning any reason for so doing. If the Directors refuse to register a transfer, they shall within 2 months of the date on which the transfer was lodged with the Company send to the transferor and transferee notice of the refusal.

Liquidation

If the Company shall be wound up, and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid-up, or which ought to have been paid-up, at the commencement of the winding up on the shares held by them respectively. If on a winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the capital paid-up at the commencement of the winding up, the excess shall be distributed among the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Calls on ordinary shares and forfeiture of ordinary shares

Our directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified date of payment. When such a notice has been issued and its requirements have not been complied with, the directors may, at any time before the tender of payment, forfeit and cancel the ordinary shares to which the notice relates.

Issuance of ordinary shares

Our directors may authorize the issuance of shares at such times, to such persons, for such consideration and on such terms as they may determine by a resolution of the directors, subject to the Companies Act (As Revised) of the Cayman Islands, our Memorandum and Articles of Association and any applicable requirements imposed from time to time by the SEC, the FINRA, any stock exchange or the over-the-counter market on which our securities are listed.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (apart from our memorandum and articles of association, special resolutions and the register of mortgages and charges).

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

We plan to apply for quotation on OTCQB. There can be no assurance that our ordinary shares will ever be quoted on a quotation service or listed on a stock exchange, or that any public market for our stock will develop.

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